Exhibit 99.1
Oculus Innovative Sciences Reports FY 2009 Financial Results and
Discusses Worldwide Revenue Growth Prospects
Q4 & FY 2009:
•	Q4 2009 (Ending March 31, 2009) Revenue of $1.5 Million, Up 59% over Q4 2008

•	Total FY 2009 Revenue of $5.4 million, Up 42% over FY 2008
Projections:
•	Projected Q1 2010 (Ending June 30, 2009) Revenue of $1.8 Million

•	Projected Quarterly Revenue of $2.8 -$3.0 Million Required for Targeted March 2010 Cash Breakeven

•	Projected $45-$60 Million in Annual Revenues by FY 2013 with 20% Operating Profitability

•	Expect to Receive Two Additional FDA Clearances on New Microcyn Product Formulations
Milestones:
•	Secured FDA Clearances for Two Microcyn® Products including New Reimbursable Wound HydroGel

•	Conference Call Begins at 4:30 p.m. (EDT) Today
PETALUMA, Calif. (June 11, 2009) — Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial and operating results for the fourth quarter of fiscal year 2009, ended March 31, 2009. During the quarter the company increased Microcyn®-based product revenue by 63% with increases in Europe, Mexico, India, China and the United States. As a result of the cost reduction programs implemented earlier in the year, operating expenses declined $3.0 million in the fourth quarter, compared to the same period last year. Oculus is targeting cash breakeven by the month of March 2010.
Oculus reported total revenue of $1.5 million in the fourth quarter of fiscal 2009, an increase of 59% over $926,000 in the fourth quarter of fiscal 2008. Product revenue was $1.2 million, up 63% from $736,000 in the prior year primarily due to higher sales in Mexico, China and Europe. Service revenue was $278,000, up 46% from the fourth quarter of fiscal 2008.
The company’s Microcyn-based product sales growth of 63% for the quarter reflects strong growth in Europe, India, Mexico, China and the United States. The sales growth rate in Mexico in local currency was 90%; however due to the 33% drop in the value of the peso, this resulted in a dollar-translated sales growth in Mexico of 42%. This devaluation in the peso also reduced Oculus’ overall fourth quarter product revenue growth from 99% to 63%. European and rest-of-world revenue growth of 160% reflects increases in China, India, Slovakia, Middle East and Singapore. In China, initial sales represent a product commercialization strategy that included sampling and introductory pricing.
“With the introduction of new products, such as the Microcyn Skin & Wound HydroGel, which recently received FDA clearance, we expect global revenues to continue to grow at a 50% to 100% annual rate. Our objective is to achieve cash breakeven by March of this coming year and annual revenue of $45 to $60 million by fiscal year 2013 with operating profitability of 20%,” said Hoji Alimi, founder and CEO of Oculus. “We are also targeting additional growth as the result of opportunities for the Microcyn Technology in markets outside of wound care including dermatology, ophthalmology, respiratory infections and animal health care.”
The gross margin on product revenue for the fourth quarter of fiscal 2009 was 60%, up from 34% in the comparable quarter a year ago, primarily due to lower expenses in Europe as well as increased sales volume worldwide. The gross margins were 75% and 44% in Mexico and Europe respectively. To reduce costs and improve gross margins, Oculus intends to consolidate its European manufacturing facility into its U.S. operations, while maintaining a sales office in Europe. Oculus management believes the consolidation of manufacturing will increase overall gross margins from 60% to approximately 75% in the second half of this fiscal year.
Operating expenses in the fourth fiscal quarter of 2009 were $3.0 million, down $3.0 million or 50%, compared with $6.0 million in the fourth fiscal quarter of 2008. This decrease was partially due to $600,000 in lower outside clinical costs and reduced staffing in the United States. As a result of this cost reduction program, Oculus lowered its U.S. headcount from 56 people as of June 30, 2008, to 26 as of March 31, 2009. During the fourth quarter of 2009, these cost reductions were partially offset by higher expenses of $290,000 related to the company’s product launch into the U.S. wound care markets.
The net loss for the fiscal 2009 fourth quarter was $2.2 million, or $0.13 per share, compared with the net loss for the fiscal 2008 fourth quarter of $4.5 million, or $0.34 per share. Non-cash stock-compensation expenses for the quarter were $151,000, compared with $422,000 in the same quarter last year.
As of March 31, 2009, Oculus had unrestricted cash and cash equivalents of $1.9 million, compared with $18.8 million as of March 31, 2008. Pursuant to the previously announced strategic agreement with Vetericyn, Inc. entered into in February of this year, Oculus received an additional $2 million of the Vetericyn investment on June 1, 2009.

Commercial and Regulatory Progress

Oculus has made significant progress in its commercial operations and regulatory efforts, including the following highlights:
o	Received FDA 510(k) clearances for both a) Microcyn Skin & Wound HydroGel, which is reimbursable by both Medicare and Medicaid, and b) the Microcyn Skin & Wound Cleanser with preservatives (in liquid form, allowing the company to market this formulation for its in vitro activity against a broad spectrum of gram-positive, gram-negative and yeast species) with rapid 30-second in vitro time kill method results in solution. Pathogens killed include MRSA, VRE and E coli, among others.

o	Initiated revenue-sharing partnership with Vetericyn, Inc. for North American sales of animal healthcare products in February. Oculus has developed a family of unique Vetericyn™ animal healthcare products based upon the Microcyn Technology to be launched this summer.

o	Expanded U.S. sales effort beyond initial podiatry target to include wound care centers, hospitals, urgent care clinics, nursing homes and home health care via a dedicated sales force obtained through a partnership with a specialty contract sales organization, Advocos, which is highly experienced in the sales of medical products to the U.S. healthcare community.

o	Announced a second-generation Microcyn Technology with increased shelf life and potency to be submitted to regulatory bodies for review. The new technology is biocompatible and can be delivered through various media including devices, fluids and air.

o	Developed a family of Microcyn-based personal healthcare products under the brand name “Microcyn Science” that the company intends to commercialize in the United States by July 2009. The first three products include a nasal care solution, oral care rinse and a skin care hydrogel.

o	Pursuing large Mexican over-the-counter antiseptic market with introduction of consumer-sized 120 mL Microdacyn60™ product in June 2009.
Results for the 12 Months ended March 31, 2009

For the twelve months ended March 2009, Oculus reported total revenue of $5.4 million, up $1.6 million from the $3.8 million in the twelve months ended March 31, 2008. The company reported product revenue of $4.4 million in fiscal year 2009, up 53% from the same period last year. The gross margin on product revenue in the fiscal year 2009 was 62%, compared with 38% in the fiscal year 2008. Operating expenses for the twelve months ending March 31, 2009 were $20.1 million, compared with $23.5 million in the same period last year.
The net loss in the fiscal year 2009 was $17.7 million, or $1.09 per share, compared with the net loss of $20.3 million, or $1.60 per share, in the fiscal year 2008. The non-cash stock-compensation expense for the fiscal year 2009 was $2.3 million, compared with $1.3 million for the same period last year. Also, the fiscal year 2009 included severance costs of $737,000 associated with the significant reduction in the headcount in the U.S. operations.

Outlook

Oculus expects to continue achieving strong growth in sales of Microcyn-based products over the coming years through international and domestic sales, although quarterly rates of growth are difficult to forecast accurately as the company’s international revenues are subject to currency fluctuations. Additionally, some marketing approvals and distribution agreements are recent, and as a result the timing of sales and deliveries will be variable during these introductory stages.
Last quarter Oculus provided guidance that the net loss, minus non-cash expenses for the fourth quarter would be less than $2.0 million, and in fact it was $1.9 million.
Conference Call

Oculus management will hold a conference call today to discuss fourth quarter results and to answer questions, beginning at 4:30 p.m. Eastern Daylight Time. Individuals interested in participating in the conference call may do so by dialing 877-397-0292 for domestic callers or 719-325-4907 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 203-1112 for domestic callers, or (719) 457-0820 for international callers, and entering reservation code 2591974. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.
About Oculus

Oculus Innovative Sciences develops, manufactures and markets a family of products based upon the Microcyn® Technology platform, which includes new formulations designed to significantly reduce the need for antibiotics as it reduces infections. The Microcyn Technology platform features a biocompatible, shelf-stable solution that is currently commercialized in the United States, Europe, India, China and Mexico and select Middle East countries. Several solutions derived from this platform have demonstrated, in a variety of research and investigational studies, the ability to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria (including MRSA and VRE), viruses, fungi and spores, increase blood flow to the wound site, reduce both inflammation and pain while assisting in faster wound closure. The company’s headquarters are in Petaluma, California, with operations in Europe and Latin America. More information can be found at www.oculusis.com.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as “expects,” “intends,” “targeting,” “believes,” and “will be,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2009. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.
Oculus, Vetericyn and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.
Contact:
Oculus Innovative Sciences, Inc.
Dan McFadden
Director of Public and Investor Relations
(425) 753-2105
dmcfadden@oculusis.com

Oculus Innovative Sciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Year Ended
	Ended March 31,		March 31,
	2009	2008	2009	2008
REVENUE
Product	$1,197	$736	$4,415	$2,881
Service	278	190	973	954

Total revenues	1,475	926	5,388	3,835

COST OF REVENUES
Product	476	487	1,673	1,774
Service	269	216	913	977

Total cost of revenues	745	703	2,586	2,751

Gross profit	730	223	2,802	1,084

OPERATING EXPENSES
Research and development	631	2,708	6,252	9,778
Selling, general and administrative	2,347	3,291	13,857	13,731

Total operating expenses	2,978	5,999	20,109	23,509

Loss from operations	(2,248)	(5,776)	(17,307)	(22,425)
Interest expense	(13)	(172)	(437)	(1,016)
Interest income	3	74	152	630
Other income (expense), net	33	1,399	(64)	2,472

Net loss	(2,225)	(4,475)	(17,656)	(20,339)
Preferred stock dividends	—	—	—	—

Net loss available to common stockholders	$(2,225)	$(4,475)	$(17,656)	$(20,339)

Net loss per common share: basic and diluted	$(0.13)	$(0.34)	$(1.09)	$(1.60)

Weighted-average number of shares used in per common share calculations: Basic and diluted	17,130	13,271	16,221	12,737

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(unaudited)

			Pro forma
	March 31,	Proforma	March 31,	March 31,
	2009	Adjustments	2009 (a)	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,921	$2,000	$3,921	$18,823
Accounts receivable, net	923	—	923	770
Inventory	340	—	340	259
Prepaid expenses and other current assets	758	2,000	758	1,098

Total current assets	3,942		5,942	20,950
Property and equipment, net	1,432	—	1,432	2,303
Other assets	73	—	73	359

Total assets	$5,447	$2,000	$7,447	$23,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,565	$—	$1,565	$2,977
Accrued expenses and other current liabilities	853	—	853	2,460
Current portion of long-term debt and capital lease obligations	261	—	261	2,013

Total current liabilities	2,679	—	2,679	7,450
Deferred revenue	425	—	425	523
Long-term debt and capital lease obligations, less current portion	74	—	74	211

Total liabilities	3,178	—	3,178	8,184

Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized, 18,402,820, and 20,112,222 and 15,905,708 shares issued and outstanding at March 31, 2008 and March 31, 2009 (pro forma) and March 31, 2008, respectively	2	—	2	2
Additional paid-in capital	113,803	2,000	115,803	109,027
Accumulated other comprehensive loss	(3,054)	—	(3,054)	(2,775)
Accumulated deficit	(108,482)	—	(108,482)	(90,826)

Total stockholders’ equity	2,269	2,000	4,269	15,428

Total liabilities and stockholders’ equity	$5,447	$2,000	$7,447	$23,612

(a)	The pro forma balance sheet for March 31, 2009 is adjusted to reflect a $2,000,000 investment received on June 1, 2009. This investment represents the final installment related to a private placement transaction we entered into on February 24, 2009. This transaction is described in more detail in our 8-K on file with the U.S. Securities and Exchange Commission on June 4, 2009.